Exhibit 99.1

News Release

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

Taylor Morrison Reports Second Quarter Revenue of $854 Million and Earnings per Share of $0.37

SCOTTSDALE, Ariz., August 3, 2016 –– Taylor Morrison Home Corporation (NYSE:TMHC) today reported second quarter total revenue of $854 million, net income of $46 million and earnings per share of $0.37.

Second Quarter Highlights:

•	Average active community count increased 29% from the prior year quarter to 315

•	Home closings revenue was $830 million, a 22% increase from the prior year quarter

•	GAAP home closings gross margin, inclusive of capitalized interest, was 18.1%

•	Net income for the quarter was $46 million with earnings per share of $0.37

“We delivered a strong second quarter and first half of 2016 and are proud of the organization’s performance,” said Sheryl Palmer, President and CEO of Taylor Morrison. “Our average active community count grew 29% and home closings increased 23% year-over-year. Home closings gross margin exceeded our expectations at 18.1%, with more than 16% growth in gross margin dollars.

“We stand firm in our belief that the homebuilding industry is in the midst of a sustained and measured recovery, and that the sector – and more notably Taylor Morrison – is well positioned for continued growth and efficiency through the ongoing maturation of the cycle.”

Net sales orders increased 8% from the prior year quarter to 2,025. Backlog of homes under contract at the end of the quarter was 3,642 units, with a sales value of $1.8 billion. “Considering the 22% growth in sales during the second quarter of last year, we are pleased with our sales growth of 8% for the current quarter which results in a two-year growth rate of more than 30% for the Company. Our third quarter is starting off strong with July sales increasing approximately 30% compared to the same month last year, representing the largest monthly year-over-year increase in 2016,” stated Ms. Palmer.

Homebuilding gross margin, including capitalized interest, was 18.1% compared to 18.9% in the second quarter of last year. Although the rate was slightly better than we expected, the year-over-year decline was driven by mix and higher land residuals, partially offset by lower capitalized interest, which declined to 2.7% of home closings revenue from 3.0%. Construction costs were neutral to the overall margin rate.

Mortgage operations contributed gross profit of $5.3 million on revenue of $13.5 million. GAAP net income from continuing operations grew 138% from the same quarter last year to $45 million. When adjusted for a $33 million loss on extinguishment of debt in the second quarter of 2015, net income grew 14% for the second quarter of 2016.

SG&A as a percentage of homebuilding revenue was 11% for the quarter. “We’ve experienced a significant transformation and tremendous growth, both organically and through expansion into new markets, over the last 12 months,” stated Ms. Palmer. “As we absorb this growth, we have made some necessary investments to prepare the Company for the future. Core to all of this is people, processes and tools. We believe this will position us for the long-term, enabling us to drive consistent further growth at attractive profitability levels.”

The Company ended the quarter with $132 million in cash. Net homebuilding debt to capitalization ratio was 42.4%, which represents our expected peak level for the year.

Homebuilding inventories were $3.2 billion at the end of the quarter with 4,607 homes in inventory, compared to 4,206 homes at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of 2,810 sold units, 457 model homes and 1,340 inventory units, of which 283 were finished. The Company continues to maintain four to five inventory units per community at various stages of construction. In an effort to increase the efficiency of the balance sheet, the Company has targeted finished inventory at about 1.0 per community, down from the historical average of 1.0 to 1.5 per community. At the end of the quarter, finished inventory units were 0.9 per community compared to 1.2 per community in the same quarter last year. The Company owned or controlled approximately 43,000 lots at June 30, 2016.

During the second quarter, the Company repurchased more than 1.3 million of its Class A shares for $19.7 million, or an average price of $14.72 per share. At June 30, 2016, the Company had $10.3 million remaining under its existing share repurchase authorization.

Quarterly Financial Comparison*

($ thousands)
	Q2 2016	Q2 2015	Q2 2016 vs. Q2 2015
Total Revenue	$854,316	$700,973	21.9%
Home Closings Revenue	$829,882	$682,387	21.6%
Home Closings Gross Margin	$150,197	$128,735	16.7%
	18.1%	18.9%	(80)	bps
Adjusted Home Closings Gross Margin	$172,297	$149,425	15.3%
	20.8%	21.9%	(110)	bps
SG&A	$90,892	$71,226	27.6%
% of Home Closings Revenue	11.0%	10.4%	60 bps increase

*Excludes	discontinued operations in Q2 2015.

Third Quarter and Full Year 2016 Business Outlook

Third Quarter 2016:

•	Average community count – expected to be flat sequentially to the second quarter of 2016

•	Home closings – expected to be between 1,700 and 1,800

•	GAAP home closings gross margin, including capitalized interest – expected to be about 18%

Full Year 2016:

•	Average community count – expected to be between 310 and 320

•	Home closings – year-over-year growth expected to be between 10% and 15%

•	GAAP home closings gross margin, including capitalized interest – expected to be in the low to mid 18% range

•	SG&A – expected to be around 10% of homebuilding revenue

•	Income from unconsolidated joint ventures – expected to be between $10 million and $15 million

•	Land and development spend – expected to be at or just below $1 billion

•	Effective tax rate – expected to be between 33% and 35%

Earnings Webcast

A public webcast to discuss the second quarter 2016 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1(888)771-4371 and the confirmation number is 42891726. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that was recently recognized as America’s Most Trusted TM Home Builder for 2016 by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; shortages in, disruptions of and cost of labor; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; competition in our industry; any increase in unemployment or underemployment; increases in taxes, government fees or interest rates; inflation or deflation; the seasonality of our business; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots; decreases in the market value of our land inventory; new or changes in government regulations and legal challenges; our ability to sell mortgages we originate and claims on loans sold to third parties; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; and risks related to our structure and organization. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Form 10-K filed with the Securities and Exchange Commission (SEC).

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Home closings revenue, net	$829,882	$682,387	$1,458,969	$1,175,980
Land closings revenue	10,936	8,743	17,540	16,931
Mortgage operations revenue	13,498	9,843	23,136	17,478

Total revenues	854,316	700,973	1,499,645	1,210,389
Cost of home closings	679,685	553,652	1,194,217	958,757
Cost of land closings	6,686	4,566	12,318	9,232
Mortgage operations expenses	8,193	6,096	14,717	11,158

Total cost of revenues	694,564	564,314	1,221,252	979,147
Gross margin	159,752	136,659	278,393	231,242
Sales, commissions and other marketing costs	59,182	47,022	107,023	83,242
General and administrative expenses	31,710	24,204	61,134	44,908
Equity in income of unconsolidated entities	(2,305)	(1,225)	(3,087)	(1,527)
Interest income, net	(15)	(82)	(102)	(132)
Other expense, net	3,412	3,463	6,666	9,232
Loss on extinguishment of debt	—	33,317	—	33,317
Gain on foreign currency forward	—	—	—	(29,983)

Income from continuing operations before income taxes	67,768	29,960	106,759	92,185
Income tax provision	22,104	9,939	34,991	31,981

Net income from continuing operations	45,664	20,021	71,768	60,204
Discontinued operations:
Transaction expenses from discontinued operations	—	—	—	(9,043)
Gain on sale of discontinued operations	—	—	—	80,205
Income tax expense from discontinued operations	—	—	—	(14,500)

Net income from discontinued operations	—	—	—	56,662
Net income before allocation to non-controlling interests	45,664	20,021	71,768	116,866
Net income attributable to non-controlling interests – joint ventures	(296)	(920)	(480)	(1,289)

Net income before non-controlling interests – Principal Equityholders	45,368	19,101	71,288	115,577

Net income from continuing operations attributable to non-controlling interests – Principal Equityholders	(33,683)	(14,024)	(52,790)	(43,157)
Net income from discontinued operations attributable to non-controlling interests – Principal Equityholders	—	—	—	(41,381)

Net income available to Taylor Morrison Home Corporation	$11,685	$5,077	$18,498	$31,039

Earnings per common share – basic:
Income from continuing operations	$0.37	$0.15	$0.58	$0.48
Income from discontinued operations – net of tax	$—	$—	$—	$0.46

Net income available to Taylor Morrison Home Corporation	$0.37	$0.15	$0.58	$0.94
Earnings per common share – diluted:
Income from continuing operations	$0.37	$0.15	$0.58	$0.48
Income from discontinued operations – net of tax	$—	$—	$—	$0.46

Net income available to Taylor Morrison Home Corporation	$0.37	$0.15	$0.58	$0.94
Weighted average number of shares of common stock:
Basic	31,574	33,076	31,742	33,071
Diluted	121,052	122,409	121,217	122,382

Taylor Morrison Home Corporation Condensed Consolidated Balance Sheets (In thousands)
	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$131,879	$126,188
Restricted cash	1,300	1,280
Real estate inventory:
Owned inventory	3,242,308	3,118,866
Real estate not owned under option agreements	612	7,921

Total real estate inventory	3,242,920	3,126,787
Land deposits	38,615	34,113
Mortgage loans held for sale	145,963	201,733
Prepaid expenses and other assets, net	83,294	75,295
Other receivables, net	126,566	120,729
Investments in unconsolidated entities	149,844	128,448
Deferred tax assets, net	234,457	233,488
Property and equipment, net	6,334	7,387
Intangible assets, net	3,718	4,248
Goodwill	66,198	57,698

Total assets	$4,231,088	$4,117,394

Liabilities
Accounts payable	$151,083	$151,861
Accrued expenses and other liabilities	175,284	191,452
Income taxes payable	15,608	37,792
Customer deposits	139,830	92,319
Senior notes, net	1,236,332	1,235,157
Loans payable and other borrowings	158,244	134,824
Revolving credit facility borrowings, net	210,705	109,947
Mortgage warehouse borrowings	118,099	183,444
Liabilities attributable to real estate not owned under option agreements	612	7,921

Total liabilities	$2,205,797	$2,144,717

Stockholders’ Equity
Total stockholders’ equity	2,025,291	1,972,677

Total liabilities and stockholders’ equity	$4,231,088	$4,117,394

Homes Closed:	Three Months Ended June 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	674	$255,781	465	$181,848
Central	517	238,743	545	259,581
West	625	335,358	470	240,958

Total	1,816	$829,882	1,480	$682,387

Net Sales Orders:	Three Months Ended June 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	820	$315,587	573	$200,684
Central	493	225,004	593	271,422
West	712	389,093	711	345,786

Total	2,025	$929,684	1,877	$817,892

Homes Closed:	Six Months Ended June 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,160	$433,503	746	$299,366
Central	922	432,640	956	439,630
West	1,125	592,826	841	436,984

Total	3,207	$1,458,969	2,543	$1,175,980

Net Sales Orders:	Six Months Ended June 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,534	$593,202	1,040	$388,569
Central	924	422,654	1,168	524,001
West	1,395	751,563	1,398	676,819

Total	3,853	$1,767,419	3,606	$1,589,389

Sales Order Backlog:	As of June 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,313	$559,195	992	$404,228
Central	1,032	525,028	1,364	663,069
West	1,297	674,454	1,100	562,835

Total	3,642	$1,758,677	3,456	$1,630,132

Average Active Selling Communities:	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
East	126	87	121	81
Central	110	93	112	93
West	79	65	80	64

Total	315	245	313	238

Average Selling Price of Homes Closed:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2016	2015	2016	2015
East	$379	$391	$374	$401
Central	462	476	469	460
West	537	513	527	520

Total	$457	$461	$455	$462

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin, our net income from continuing operations and adjusted net income, our net income from continuing operations and adjusted EBITDA and a reconciliation of our net homebuilding debt to total capitalization ratio. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on home closings gross margin, excluding impairments, if any, and capitalized interest amortization. Adjusted net income is a non-GAAP financial measure calculated based on net income from continuing operations, excluding loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income from continuing operations to exclude interest amortized to cost of sales and interest income (net), income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt. Net homebuilding debt to capitalization, which we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity), is a non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis as well as the performance of our regions. We use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage. In the future we may include additional adjustments in the above described non-GAAP financial measures, to the extent we deem them appropriate and useful to management and investors.

We believe adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the often varying effects of interest costs capitalized. We believe adjusted net income is useful to investors because it allows investors to evaluate our performance without the effects of various items we do not believe are characteristic of our ongoing operations or performance. We believe adjusted EBITDA provides useful information to investors regarding our results of operations for similar reasons and also because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. We use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry and believe it is also relevant and useful to investors for that reason.

These measures are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of our operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate net income, gross margins and total debt to capitalization and any adjustments to such amounts before comparing our measures to those of such other companies.

Adjusted Home Closings Gross Margin Reconciliation — Continuing Operations

	Three Months Ended June 30,
(Dollars in thousands)	2016	2015
Home closings revenue	$829,882	$682,387
Cost of home closings	679,685	553,652

Home closings gross margin	150,197	128,735
Capitalized interest amortization	22,100	20,690

Adjusted home closings gross margin	$172,297	$149,425

Home closings gross margin as a percentage of home closings revenue	18.1%	18.9%
Adjusted home closings gross margin as a percentage of home closings revenue	20.8%	21.9%

Adjusted EBITDA Reconciliation
	Three Months Ended June 30,
(Dollars in thousands)	2016	2015
Net income from continuing operations	$45,664	$20,021
Interest income, net	(15)	(82)
Amortization of capitalized interest	22,100	20,690
Income tax provision	22,104	9,939
Depreciation and amortization	896	1,045

EBITDA	$90,749	$51,613
Early extinguishment of debt	—	33,317
Non-cash compensation expense	3,197	2,039

Adjusted EBITDA	$93,946	$86,969

Adjusted Net Income Reconciliation

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2016	2015
Net income from continuing operations	$45,664	$20,021
Net income attributable to non-controlling interests — joint ventures	(296)	(920)

Net income before non-controlling interests — Principal Equityholders	45,368	19,101
Loss on extinguishment of debt	—	33,317
Tax benefit on loss on extinguishment of debt	—	(12,572)

Adjusted net income before non-controlling interests — Principal Equityholders	$45,368	$39,846

Adjusted earnings per share, diluted	$0.37	$0.33

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of June 30, 2016
Total debt	$1,723,380
Unamortized debt issuance costs	17,963
Less mortgage warehouse borrowings	118,099

Total homebuilding debt	$1,623,244
Less cash and cash equivalents	131,879

Net homebuilding debt	$1,491,365
Total equity	2,025,291

Total capitalization	$3,516,656

Net homebuilding debt to capitalization ratio	42.4%